Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File Numbers: 333-281518, 333-275602 and 333-268501), under the Securities Act of 1933 of our report dated December 26, 2024 with respect to the consolidated balance sheet of Bit Origin Ltd and its subsidiaries as of June 30, 2024, and the related consolidated statements of operations and comprehensive income/(loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes included in the Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
October 31, 2025	Certified Public Accountants
PCAOB ID: 1171